Exhibit (e)(3)

February 5, 2016

Ruckus Wireless, Inc.

350 West Java Drive

Sunnyvale, California 94089

Ladies and Gentlemen:

In connection with a possible strategic transaction (“Proposed Transaction”) between Brocade Communications Systems, Inc. (“Brocade”) and Ruckus Wireless, Inc. (“Company”), and in order to allow Brocade and Company to evaluate the Proposed Transaction, each of Brocade and Company has and may continue to deliver to the other party hereto certain information about its properties, employees, finances, projections, prospects, strategies, products, services, businesses and operations (such party when disclosing such information being the “Disclosing Party” and when receiving such information being the “Receiving Party”). All information about the Disclosing Party furnished by the Disclosing Party or its Representatives (as defined below) to the Receiving Party or its Representatives, whether communicated in writing, other tangible form, in electronic form, orally, or by another medium, in furtherance of the Proposed Transaction, is referred to in this letter agreement as “Proprietary Information.” Proprietary Information shall not include, however, information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this letter agreement; (ii) was available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party or its Representatives; (iii) becomes available to the Receiving Party on a non-confidential basis from a person other than the Disclosing Party or its Representatives who is not known to the Receiving Party to be otherwise bound by a confidentiality agreement with the Disclosing Party or any or its Representatives, or is otherwise not known to the Receiving Party to be under an obligation to the Disclosing Party or any of its Representatives not to transmit the information to the Receiving Party; or (iv) is independently developed by the Receiving Party without reference to or use of the Proprietary Information. For purposes of this letter agreement, (a) “Representative” shall mean, as to any person, its directors, officers, employees, agents, financing sources and advisors (including, without limitation, financial advisors, attorneys and accountants); and (b) “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual.

Subject to the immediately succeeding paragraph, unless otherwise agreed to in writing by the Disclosing Party, the Receiving Party shall use its reasonable best efforts (except as required by law) (i) to keep all Proprietary Information confidential, and not to disclose or reveal any Proprietary Information to any person other than its Representatives who are participating in its evaluation of the Proposed Transaction and need to know the Proprietary Information for the purpose of evaluating the Proposed Transaction and shall make those persons aware of the terms of this letter agreement (it being understood that each party shall be responsible for any breaches of this agreement by its Representatives); (ii) not to use Proprietary Information for any purpose other than in connection with its evaluation of the Proposed Transaction or the consummation of the Proposed Transaction;

and (iii) not to disclose to any person (other than those of its Representatives who are participating in its evaluation of the Proposed Transaction and need to know for the purpose of evaluating the Proposed Transaction and, in the case of its Representatives, such Representatives are subject to confidential restrictions consistent with the terms of this letter agreement) any information about the Proposed Transaction, or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto or the status thereof, or the fact that Proprietary Information has been made available to the Receiving Party or its Representatives; provided, however, that the Receiving Party shall have no obligations hereunder after the third anniversary of the date of this letter agreement.

In the event that the Receiving Party or any of its Representatives are requested pursuant to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of the Receiving Party’s securities are listed or quoted) or by legal process to disclose any Proprietary Information or any other information concerning the Disclosing Party or the Proposed Transaction, the Receiving Party shall provide the Disclosing Party with prompt notice of such request or requirement in order to enable the Disclosing Party (i) to seek an appropriate protective order or other remedy, (ii) to consult with the Receiving Party with respect to the Disclosing Party’s taking steps to resist or narrow the scope of such request or legal process or (iii) to waive compliance, in whole or in part, with the terms of this letter agreement. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance, in whole or in part, with the terms of this letter agreement, the Receiving Party or its Representative shall use commercially reasonable efforts to disclose only that portion of the Proprietary Information which is legally required to be disclosed and to ensure that all Proprietary Information that is so disclosed will be accorded confidential treatment. In the event that the Receiving Party or its Representatives shall have complied fully with the provisions of this paragraph, such disclosure may be made by the Receiving Party or its Representatives without any liability hereunder.

The terms of confidentiality under this letter agreement shall not be construed to limit either party’s right to independently develop or acquire products without use of the other party’s Proprietary Information. The Disclosing Party acknowledges that the Receiving Party may currently or in the future be developing information internally, or receiving information from other parties, that is similar to the Proprietary Information. Accordingly, nothing in this letter agreement will be construed as a representation or agreement that the Receiving Party will not develop or have developed for its products, concepts, systems, or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the Proprietary Information provided that the Receiving Party does not violate any of its obligations under this letter agreement in connection with such development. Further, either party shall be free to use for any purpose any residuals resulting from access to or work with such Proprietary Information, provided that such party shall maintain the confidentiality of the Proprietary Information as provided herein, and provided that this right to residuals does not represent a license under any patents, copyrights or other intellectual property rights of the Disclosing Party. The term “residuals” means information in non-tangible form which may be retained in the unaided memories of persons who have had access to the Proprietary Information, including ideas, concepts, know-how or techniques contained therein, provided such persons have not intentionally memorized the information for the purpose of retaining and subsequently using or disclosing it. Neither party shall have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of residuals.

To the extent that any Proprietary Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending, threatened or prospective legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Proprietary Information provided by a party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine. Nothing in this letter agreement obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

In the event that the parties hereto agree not to proceed with the Proposed Transaction, the Receiving Party shall, upon the Disclosing Party’s written request, promptly return to the Disclosing Party or destroy all Proprietary Information and all copies, reproductions and extracts thereof in the Receiving Party’s possession or in the possession of any Representative of the Receiving Party provided, however, that (i) if a legal proceeding has been instituted to seek disclosure of the Proprietary Information, such material shall not be destroyed until the proceeding is settled or a final judgment with respect thereto has been rendered, and (ii) one copy of any item of written Proprietary Information may be retained by legal counsel for record retention purposes only in accordance with their internal record retention policies.

During the one year period commencing on the date of this letter agreement, neither party will directly or through its Representatives (which term shall include solely for the purposes of this paragraph, third party search firms or contractors performing similar functions), solicit, or attempt to solicit any Covered Person (as defined herein) to terminate such Covered Person’s relationship with the other party in order to become an employee, consultant, or independent contractor, to or for any other person or entity; provided, however, that the foregoing provision will not be deemed to prevent a party or its Representatives from conducting bona fide solicitations of employment published in a journal, newspaper or other publication of general circulation or in trade publications or other similar media or through the use of search firms or the internet. For purposes of this paragraph, “Covered Person” shall mean, with respect to each party, any person (i) who is an employee of the other party or any subsidiary or other affiliate of such other party as of the date of this letter agreement or who becomes an employee of such other party or of any subsidiary or other affiliate of such other party before the later of March 1, 2016 or the termination of discussions regarding a Proposed Transaction, and (ii) with whom the party restricted by this paragraph has direct interaction during discussions and negotiations regarding the Proposed Transaction.

During the one year period commencing on the date of this letter agreement, neither party nor any of such party’s Representatives acting on behalf and at the direction of such party will, in any manner, directly or indirectly take any of the following actions (“Standstill Actions”):

(a) make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of the other party or any securities of any subsidiary or other controlled affiliate of the other party, (ii) any acquisition of any assets of the other party or any assets of any subsidiary or other controlled affiliate of the other party (other than the acquisition of products of the other party, its subsidiaries or other controlled affiliates in the ordinary course of business), (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the other party or any subsidiary or other controlled affiliate of the other party, or involving any securities or assets of the other party or any securities or assets of any subsidiary or other controlled affiliate of the other party, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of the other party;

(b) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) for the purpose of acquiring, holding, voting or disposing of securities of the other party;

(c) act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the other party, other than in connection with the negotiation or consummation of the Proposed Transaction;

(d) take any action that would reasonably be expected to require the other party to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence;

(e) publicly offer to take, or publicly propose the taking of, any Standstill Action;

(f) assist, induce or encourage any other person (other than the other party hereto) to take any Standstill Action;

(g) enter into any discussions, negotiations, arrangement or agreement with any other person (other than such party’s own Representatives and the other party hereto and its Representatives) relating to any of the Standstill Actions; or

(h) publicly request or propose that the other party or any of the other party’s Representatives amend, waive or consider the amendment or waiver of any Standstill Action.

Nothing in this letter agreement shall be deemed to prohibit a party from confidentially communicating to the other party’s board of directors or senior management, attorneys, or external financial advisors any non-public proposals regarding a possible transaction of any kind in such a manner as would not reasonably be expected to require public disclosure thereof under applicable law or listing standards of any securities exchange. In addition, the Standstill Actions shall automatically terminate and be of no further force and effect with respect to a party (the “Subject Party”), without any action on the part of any party hereto, if either (i) the Subject Party enters into a definitive written agreement other than with the other party hereto (or any of its affiliates) to consummate a transaction involving the acquisition of all or a majority of the voting power of the Subject Party’s outstanding equity securities or all or substantially all of the consolidated assets of the Subject Party and its consolidated subsidiaries (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise) or (ii) a tender or exchange offer for all or a majority of the Subject Party’s outstanding equity securities is commenced other than by the other party hereto or any of its affiliates with respect to which the Subject Party’s board of directors has recommended in favor.

Subject to the terms and conditions of a definitive agreement regarding the Proposed Transaction and without prejudice thereto, each party hereto acknowledges that neither it nor its Representatives nor any of the officers, directors, employees, agents or controlling persons of such Representatives makes any express or implied representation or warranty as to the completeness of the Proprietary Information. The Receiving Party shall not be entitled to rely on the completeness of any Proprietary Information, but shall be entitled to rely solely on such representations and warranties regarding the completeness of the Proprietary Information as may be made to it in any definitive agreement relating to the Proposed Transaction, subject to the terms and conditions of such agreement.

Until a definitive agreement regarding the Proposed Transaction has been executed by the parties hereto, neither party hereto shall be under any legal obligation or have any liability to the other party of any nature whatsoever with respect to the Proposed Transaction by virtue of this letter agreement or otherwise (other than with respect to the confidentiality, non-use, non-disclosure and other matters set forth herein). Except as the parties may otherwise agree in a further written agreement, each party hereto and its Representatives (i) may conduct the process that may or may not result in the Proposed Transaction in such manner as such party, in its sole discretion, may determine and (ii) reserves the right to change (in its sole discretion, at any time and without notice to the other party) the procedures relating to the parties’ consideration of the Proposed Transaction (including, without limitation, terminating all further discussions with the other party and requesting that the other party return or destroy the Proprietary Information as described above).

Each party is aware, and will advise its Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

Without prejudice to the rights and remedies otherwise available to either party hereto, each party hereto shall be entitled to equitable relief by way of injunction or otherwise if the other party or any of its Representatives breach or threaten to breach any of the provisions of this letter agreement. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final order from which there is no appeal that this letter agreement has been breached by a party or by its Representatives, the breaching party or the party whose Representatives have breached this Agreement, as the case may be, will reimburse the other party for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with the enforcement of this letter agreement and such litigation.

It is further understood and agreed that no failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

This letter agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of California law. Each party hereby consents to the institution and resolution of any action or proceeding of any kind or nature with respect to or arising out of this agreement brought by any party hereto in the federal or state courts located within the State of California.

This letter agreement contains the entire agreement between the parties hereto concerning confidentiality of their respective Proprietary Information, no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party hereto, unless approved in writing by each such party.

Please confirm your agreement with the foregoing by signing below and returning to the undersigned.

BROCADE COMMUNICATIONS SYSTEMS, INC.

Signature:	/s/ Ellen A. O’Donnell
Print Name: Ellen A. O’Donnell
Title: Sr. Vice President and General Counsel

ACCEPTED AND AGREED:

RUCKUS WIRELESS, INC.

Signature:	/s/ Scott Maples
Print Name: Scott Maples
Title: Vice President and General Counsel